Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-163766) on Form S-3 and in the registration statements (No. 333-73090, No. 333-95193, No. 333-78969 and No. 333-114536) on Form S-8 of Hudson City Bancorp, Inc. of our reports dated February 28, 2013, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Hudson City Bancorp, Inc.

New York, New York

February 28, 2013